Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

To the Stockholders of
L.A.M. Pharmaceutical, Corp.
Toronto, Ontario Canada

     We consent to the use in this Registration Statement of L.A.M. Pharmaceutical, Corp. on Form SB-2/A of our report dated February 26, 2004 (except for Note Q, as to which the date is March 24, 2004 and Note S, as to which the date is September 1, 2004) of L.A.M. Pharmaceutical, Corp. for the years ended December 31, 2003 and 2002, and to the reference to us under the Heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
     September 1, 2004